Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP, Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

J. EMMETT PATTERSON APPOINTED

TO THE BOARD OF DIRECTORS OF

ACNB CORPORATION

GETTYSBURG, PA, November 27 — J. Emmett Patterson has been appointed to the Board of Directors of ACNB Corporation to fill a vacancy and to serve as a Class 1 Director for the remaining term until the 2013 Annual Meeting of Shareholders.  In conjunction with this appointment, Mr. Patterson was also elected to serve on the Board of Directors of ACNB Bank.

“Mr. Patterson’s business acumen, community service, and generosity are well known throughout the markets served by our organization,” stated Thomas A. Ritter, President & CEO of ACNB Corporation and ACNB Bank.  “We enthusiastically welcome J. Emmett Patterson as a Director to both ACNB Corporation and ACNB Bank.”

Mr. Patterson is President of JDCS Enterprise, which owns 10 McDonald’s restaurants in Southcentral Pennsylvania, including seven in the Gettysburg and Hanover markets.  His career with McDonald’s spans more than 40 years.  Prior to becoming an owner operator, Mr. Patterson held a number of positions in management with McDonald’s Corporation, as well as served as staff director for McDonald’s World Training Center.

Mr. Patterson is also involved with organizations associated with McDonald’s.  He is a board member of the Ronald McDonald House of Central Pennsylvania, and serves as assistant treasurer, grant committee chairman, and executive committee member of this organization.  In addition, Mr. Patterson is

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vice president of the Central Pennsylvania Operators Advertising Coop, serving as finance chair, and is the chairman of the Philadelphia Operators Profit Team.  In recognition of his many contributions to further McDonald’s, Mr. Patterson has received numerous awards including the Ronald Award from McDonald’s for Top Operator for Marketing the Business and McDonald’s People Award for Leader in Developing People.

Mr. Patterson is an active member of the local community as well.  He is currently a board member and vice chair of Main Street Gettysburg.  Mr. Patterson is a past recipient of the Hanover Area YMCA Volunteer of the Year Award and the Business Person of the Year Award from the New Oxford Area Chamber of Commerce.  Mr. Patterson and his wife, Karyn, have six children and reside in the Hanover area.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.  On September 30, 2012, total assets of ACNB Corporation were $1.1 billion.

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ACNB #2012-17

November 27, 2012